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May 28, 2024

RE:	Century Aluminum Company (“Century” or the “Company”)
2024 Annual Meeting of Stockholders – June 3, 2024
Proposal 3 – Advisory Vote to Approve the Compensation of Our Named Executive Officers

Dear Fellow Stockholders:

We are providing this supplement to ask that, in accordance with the recommendations of our Board of Directors, you vote “FOR” Item 3 – Advisory Vote to Approve the Compensation of Our Named Executive Officers (referred to as the “Say-on-Pay Proposal”) as set out in our 2024 Proxy Statement.

The proxy advisory firm Glass Lewis recommended that its clients vote “FOR” the Say-on-Pay Proposal and noted that Century’s overall NEO compensation measured below the median of our peers on a three-year weighted average basis. Glass Lewis also observed that the below-target payouts for the most recently completed performance share unit (“PSU”) cycle indicates that the NEOs are being held accountable for long-term Company performance, and that this is further supported by the alignment of CEO realized pay and TSR performance on a five-year average basis.

Institutional Shareholder Services (“ISS”) recommended that its clients vote against our Say-on-Pay Proposal. However, their recommendation appears to be based largely on (i) a significant change in ISS’ peer group that lowered their assessment of median CEO pay by over 17% from their assessment last year and (ii) incorrect interpretations of elements of our compensation program that were present in previous years and received strong stockholder support. ISS made their recommendation despite noting that Century’s (i) annual incentive awards are based on pre-set quantitative metrics, (ii) long-term incentive (“LTI”) awards remain at least half performance-based for all NEOs, and (iii) recently completed PSUs for the 2021-2023 performance period vested below target in line with performance. We respond to ISS’ concerns at the end of this letter.

For the reasons described below and in the Compensation Discussion and Analysis of the Proxy Statement, Century’s Board of Directors unanimously recommends that you vote “FOR” the Say-on-Pay Proposal.

2023 Financial and Operational Performance was Strong

Century delivered strong financial and operational results in 2023, and compensation decisions and incentive program outcomes for 2023 were directly linked to that performance. Key performance highlights for 2023 noted in our 2024 Proxy Statement include:

•	Reduced workplace injuries by 20% compared to prior year levels.

•	Realized $59.3 million improvement to operating results due to Section 45X Advanced Manufacturing Credit.

•	Reduced total debt by $49 million.

•	Completed the strategic acquisition of a 55% stake in the Jamalco alumina refinery.

•	Reached agreement on a new, three-year power contract for our Mt. Holly smelter.

•	Agreed to a new, five-year collective bargaining agreement with the United Steelworkers.

•	Continued progress on our low-carbon billet casthouse at Grundartangi, which began production in 2024.

Realized Pay Demonstrates Alignment of Pay with Performance

The executive compensation program at Century is structured to align the interests of executives and stockholders. Our strong pay-for-performance alignment is illustrated by the graph below, which compares the CEO’s total realized compensation for fiscal years 2019 – 2023 with Century’s TSR as measured on the last day of each fiscal year. Total realized compensation includes (i) base salary paid during the fiscal year, (ii) annual cash incentive award amounts earned for the fiscal year, (iii) other cash bonus compensation (other than CEO Promotion Bonus), and (iv) the value of long-term incentive awards vested during the fiscal year, measured as of the end of the fiscal year.

The Compensation Committee annually reviews the Company’s incentive program design and compensation outcomes to ensure they align the interests of our NEOs with the long-term interests of our stockholders. The Committee is committed to continually improving the Company’s compensation program to drive increased alignment between pay and performance over time.

Sincerely,

Jarl Berntzen

Chair of the Compensation Committee

ISS’ “High Concern” on its Quantitative CEO Pay-for-Performance Test was driven by two factors that we do not believe warrant a vote against the Say-on-Pay Proposal.

First, the ISS peer group was updated this year with three changes that had the impact of reducing the market median for Century’s CEO from $7.0M last year to $5.7M this year, a 17.4% decrease. This change is disconnected from typical market movements for senior executive pay and highlights a degree of exogenous volatility in ISS’ assessment data that, at a minimum, requires a meaningful level of judgment when applying it to Century’s compensation program.

Second, Mr. Gary received promotion-based awards in connection with his election as CEO in July 2021. The cash portions of this award are reported in the Summary Compensation Table in the year paid, and the award was fully described in the Company’s Form 8-K dated May 17, 2021, and in subsequent proxy statements.

As noted above, Glass Lewis did not raise any concerns about Mr. Gary’s promotion bonus and noted that “the CEO’s 2023 compensation would also measure below the Glass Lewis peer group median when removing the 2023 payout of the 2021 CEO transition award.” ISS recommended in favor of “Say-on-Pay” in 2022 and 2023 and has previously noted no concerns about the arrangement. Absent these awards, we believe that Century would have been rated a “Low Concern” in the ISS model.

Our CEO’s initial target for total compensation (excluding one-time promotion awards) of $4.2M for 2021 was well below the market median based on both our peer group and general industry survey data reviewed by our Compensation Committee. In 2023, his target total compensation was increased to $4.8M (after 18 months in the role) which remained well below the ISS median for Century of $7.0M in its 2023 report and remains below the ISS median of $5.7M in its 2024 report.

Annual incentive program targets for 2023 were MORE rigorous than 2022 targets.

In its report, ISS raised a concern that certain of our 2023 STI targets were less rigorous than prior years. Although no reference was made to a specific element of our STI program, we believe that ISS likely incorrectly interpreted the target for Shipment Volume in our 2023 annual incentive plan. While the Shipment Volume target was nominally lower in 2023 than 2022, the lower 2023 Shipment Volume target is solely attributable to the Company’s Hawesville plant being idled in June 2022. Other than this change in the Company’s operational footprint, there were no other changes to the Company’s target setting methodology for this metric and the 2023 volume target was actually more rigorous than the 2022 target for our operating plants, reflecting the strong operations performance and continuous improvement the Compensation Committee expects of the management team.

The 2023 discretionary bonuses were linked to material impact of the IRA 45X tax credits.

As disclosed on page 41 of the Company’s 2024 Proxy Statement, the issuance of proposed regulations in connection with Section 45X of the Inflation Reduction Act of 2022 (“IRA”) had a materially positive impact of approximately $59.3 million on Century’s financial performance and results of operations and is expected to have similar impact in future years. The Compensation Committee recognized that the management team made a significant, multi-year effort to ensure that aluminum was covered by the regulation and that Century’s business would benefit. Although the Compensation Committee has no historical practice of regularly using discretionary bonuses, it believed that such recognition was appropriate in light of the significant and sustained benefit to the Company and its stockholders. Additionally, Glass Lewis noted that the special cash bonuses were modest in size and “[a]s such, the special cash bonuses are not particularly problematic in our view.”

Our LTI program aligns management’s interests with those of our stockholders by focusing on long-term value creation throughout the economic cycle.

ISS commented negatively on the design of our LTI program because (1) PSU performance is measured over 2- and 3-year periods and (2) the presence of a strategic modifier. However, we believe each of these design features is aligned with market practice and reflective of Century’s commodity-based business.

Century’s LTI program is comprised of 60% performance units for our CEO and 50% for our other NEOs, which links a majority of long-term compensation directly to the performance of our share price. In fact, relative total stockholder return (“TSR”) is the sole quantitative performance metric used in the program, directly aligning executive compensation with stockholder returns.

2- and 3-Year Performance Period Rationale

As a producer of primary aluminum, Century’s performance is highly exposed to commodity price cycles and numerous other macro-economic factors that are outside of management’s control. Specifically, the Company’s financial results are materially linked to price of aluminum which is set on international commodity markets. As a result, the Company’s stock price directly reflects fluctuations in commodity and energy markets and can be highly volatile.

Using a 2- and 3-year performance period (where the overall payout is the average of the two periods) smooths volatility in results, while keeping the performance period measured over multiple years to ensure a sufficient long-term orientation. This provision has been in place and disclosed for several years and ISS and our stockholders have supported the annual Say-on-Pay vote, with no concerns noted on this provision, since its inception. Additionally, all PSUs cliff vest after three years, ensuring executives are held accountable for stock price performance during the full 3-year performance period (i.e., no vesting occurs until the end of year three).

Strategic Modifier

The strategic modifier was added to the program in 2020 to provide balance to the program. This is particularly necessary given that our financial and stock price performance are so heavily dependent on global commodity pricing and ensures that management stays focused on driving long-term performance that is controllable, even in challenging aluminum pricing conditions. While the use of this modifier is discretionary, the strategic objectives underlying it are not. These strategic objectives are established at the outset of each performance period and prioritized to inform the Committee’s overall determination of performance and use of the corresponding modifier. Importantly, we note that the Strategic Modifier was NOT exercised in 2023 and overall payouts were substantially below Target, reflecting the Company’s TSR performance during the period. As noted above, this provision has been disclosed since the 2021 proxy statement and ISS has supported the annual Say-on-Pay vote, until now.

We appreciate your historical support of our executive compensation program and ask that you vote “FOR” the Say on Pay Proposal. Our Proxy Statement, which was filed on April 18, 2024, is available on Century’s website and on the SEC’s website.